ALAN ALDWORTH

CHAIRMAN, CEO AND PRESIDENT

PROQUEST COMPANY

September 23, 2005

Ron:

Attached is an outline of your compensation package for your appointment as President of Voyager.

We will make a 10% increase to your base salary effective upon disclosure of your appointment- October 10, 2005. Your next merit increase will subsequently be effective May 1, 2007.

You will be eligible for the senior management homeowner relocation package. We will supplement this with a $100,000 bonus if you and Kimberly rent a home in the Dallas area and enroll your children in Dallas area schools no later than March 31, 2006. In the event you choose to move your home furnishings to a rental home in Dallas, we also will pay for a second local move to transport your household goods to the home you purchase in Dallas. Expense for the local move will not be reimbursed above $15,000. We will also provide up to $100,000, if needed, in loss protection if you sell your Ann Arbor home in 2005/06 for less than your purchase price plus material documented improvements.

To align your future contributions to the success of Voyager ELT, you are eligible to participate, effective October 10, 2005, in the Special Executive Voyager Long-Term Incentive Plan. Earned payout is in two installments; March 15, 2008 and March 15, 2009, subject to vesting terms. The rest of your compensation and benefits package remains the same.

Ron, thank you again for your efforts on behalf of ProQuest Company, your willingness and commitment to take on this assignment, and of course, the personal challenge of you and Kim relocating to Dallas on behalf of the business.

You have the full support of the board and the rest of the senior management as you tackle this very important initiative for our future.

I would like to have your feedback on acceptance of this appointment in the near future, after which we will need to file an 8-K and plan communication.

/s/ Alan Aldworth

Alan Aldworth

Chairman and CEO

300 North Zeeb Road, P.O. Box 1346, Ann Arbor, Michigan 48106-1346 USA tel: 734.761.4700 web: www.proquestcompany.com

CC:	Longo-Kazanova
Compensation Committee